Exhibit 99.1

OpGen Provides ATM Program Update

GAITHERSBURG, Md., December 16, 2016 – OpGen, Inc. (NASDAQ: OPGN) announces that during the fourth quarter of 2016 it has issued approximately 3.6 million shares of its common stock under its previously announced "at the market offering" program, resulting in aggregate net proceeds to the Company of approximately $4.6 million.  The proceeds will be used to support the company's research, development and manufacturing of product candidates, and for other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.
About OpGen
OpGen, Inc. is harnessing the power of informatics and genomic analysis to provide complete solutions for patient, hospital and network-wide infection prevention and treatment. Learn more at www.opgen.com and follow OpGen on Twitter and LinkedIn.

OpGen Contact:
Michael Farmer
Director, Marketing
240-813-1284
mfarmer@opgen.com
InvestorRelations@opgen.com

OpGen Investor and Media Contact:
MacDougall Biomedical Communications
Cammy Duong
781-591-3443
cduong@macbiocom.com